Exhibit 3.3

CERTIFICATE OF CORRECTION OF

 AMENDED AND RESTATED CERIFICATE OF INCORPORATION OF

AECOM TECHNOLOGY CORPORATION

AECOM Technology Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1.                                      The name of the Company is AECOM Technology Corporation.

2.                                      An Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 15, 2011 and said Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.                                      The inaccuracy or defect of said Certificate of Incorporation to be corrected is that it inadvertently omitted the Certificate of Designation, Preferences, Rights and Limitations of Series E Preferred Stock of the Company which was filed with the Secretary of State on September 7, 2004.

4.                                      The Certificate of Incorporation is corrected by inserting as a new Article FOURTH, Section 4, the following:

“4.       Pursuant to the authority conferred upon the Board of Directors of the Company by this Article FOURTH, the Board of Directors created a series of 20 shares of Preferred Stock designated as Series E Preferred Stock (the “Series E Preferred Stock”) by filing a Certificate of Designation of the Company with the Secretary of State of the State of Delaware on September 7, 2004, and the voting powers, designations, preferences and relative, participating, optional and other rights, and qualifications, limitations or restrictions of the Series E Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.”

5.                                      The Certificate of Incorporation is further corrected by attaching Appendix A hereto as Appendix A to the Certificate of Incorporation.

6.                                      All other provisions of the Certificate of Incorporation remain unchanged.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 12th day of November, 2014.

AECOM TECHNOLOGY CORPORATION

By:	/s/ DAVID Y. GAN
Name:	David Y. Gan
Title:	Senior Vice President and Assistant General Counsel

AECOM Technology Corporation Certificate of Correction

APPENDIX A

CLASS E PREFERRED STOCK. There is hereby established a series of Preferred Stock designated Class E Preferred Stock (the “Class E Stock”) which will consist of the number of shares and have the following powers, preferences, rights, qualifications, limitations and restrictions:

(1)                        Number of Shares. The number of shares of Class E Stock shall be 20. The Corporation is authorized to issue fractional shares.

(2)                        Limitation as to Ownership. The shares of Class E Stock may only be issued to and held by the Trustee of the AECOM Technology Corporation Supplemental Trust.

(3)                         Voting Rights. Subject to the provisions of Article FIFTH of the Certificate of Incorporation and except as otherwise provided in this Certificate of Designation and General Corporation Law of the State of Delaware, the holders of the Class E Stock shall not be entitled to vote on any matters to be voted on by the Corporation’s stockholders except that the holders of Class E Stock shall be entitled to vote on any matters that are (i) submitted to the holders of the Corporation’s common stock and (ii) which involve:

(a)                  any voluntary liquidation, dissolution or other winding up of the affairs of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise);

(b)                  the direct or indirect sale, transfer, conveyance or other disposition, in one of a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any “person” (as that terms is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) other than the Corporation or a wholly owned Subsidiary of the Corporation;

(c)                   the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) involving the Corporation the result of which is that any “person” (as defined above) becomes the Beneficial Owner (as defined below), directly or indirectly, of more than fifty percent (50)% of the Voting Stock of the Corporation, measured by voting power rather than number of shares, except for U.S. Trust Company N.A., as trustee of the Corporation’s U.S. Retirement and Savings Plan, Mourant & Co. Trustees Limited, as trustee of the Corporation’s stock or stock option plans in respect of employees based outside of the United States, and any successors, replacements or assigns of such trustees, and any other trustees under the Stock Plans (as defined below). Beneficial Owner has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person”, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. Stock Plans mean all stock, stock unit, stock purchase/loan and option plans and stock repurchase programs of the Corporation for the benefit of past, present and future employees, directors and consultants of the Corporation (as such) and approved by the Board of Directors; or

(d)                  the initial public offering of the Corporation’s common stock made pursuant to the Securities Act of 1933, as amended, on Form S-1 or Form S-3 (as defined in the Securities Act of 1933, as amended) or any successor forms, and following which the Common Stock is listed on the New York Stock Exchange or quoted on The Nasdaq National Market.

The holders of Class E common stock shall be entitled to 100,000 votes per share on all matters to be voted on by the holders of Class E Stock pursuant to this Section (3). Except as otherwise provided by law, the Certificate of Incorporation or herein, the holders of Class E Stock and Common Stock shall vote together as one class on all such matters set forth in this Section (3), along with the holders of any other series of Preferred Stock having the right to vote on the matters set forth in this Section (3).

(4)                     Dividends. The holders of Class E Stock shares shall not be entitled to receive any dividends.

(5)                     Liquidation Preference. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Class E Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, an amount equal to $1.00 per share of Class E Stock (the “Liquidation Preference”), and no more, before any payment shall be made or any assets distributed to holders of any class of Common Stock. If upon such liquidation, dissolution or winding up, the available assets of the Corporation for distribution to the holders of capital stock shall be insufficient to permit the payment to such holders of Class E Stock of the full preferential amount as set forth in this Section (5), then the entire remaining assets of the Corporation available to be distributed to the holders of the capital stock shall be distributed ratably among the holders of the Class E Stock and any other shares of Preferred Stock ranking on a parity with the Class E Stock as to the distribution of assets upon such liquidation, dissolution or winding up, provided that the holders of Class E Stock shall not receive any assets pursuant to this Section (5) unless the holders of the Corporation’s Class D Convertible Preferred Stock have been paid their respective preferential amount in full. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section.

(6)                     Redemption at the Option of the Corporation. The Corporation may at any time redeem the whole or any portion of the outstanding shares of Class E Stock by paying therefor in cash an amount per share equal to the Liquidation Preference of a share of Class E Stock (the “Redemption Price”). At least 10 but not more than 60 days prior to the date fixed for redemption (the “Redemption Date”), the Corporation shall mail, postage prepaid, to the holders of record of the shares of Class E Stock at the address of each such holder as it appears on the books of the Corporation, a notice (the “Class E Stock Notice”) specifying the Redemption Date and the number of shares held by such holder to be redeemed. On and after the Redemption Date, each holder of shares of Class E Stock shall surrender to the Corporation the certificate or certificates evidencing such shares at the principal executive offices of the Corporation and shall thereupon be paid in cash an amount equal to the number of shares of Class E Stock surrendered multiplied by the Redemption Price. If the Class E Stock Notice shall have been given as provided herein and if on the Redemption Date funds necessary for the redemption shall be available therefor, then on and after the Redemption Date the certificate or certificates representing the shares of Class E Stock shall represent solely the right to receive the Redemption Price.

(7)                     Conversion. The holders of Class E Stock shall have no conversion rights whatsoever.

(8)                     Status of Redeemed or Repurchased Shares. All shares of Class E Stock redeemed or repurchased by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

(9)                     No Sinking Fund. The shares of Class E Stock shall not be subject to any sinking fund or other obligation on the part of the Corporation to redeem or repurchase.